Exhibit 10.27

* Certain confidential information contained in this document,

marked by brackets, has been omitted and filed separately

with the Securities and Exchange Commission pursuant to

Rule 406 of the Securities Act of 1933, as amended.

DATED    July 13, 2016

(1) UNIVERSITY OF BRISTOL

(2) ACHIEVE LIFE SCIENCE INC.

LICENCE OF

TECHNOLOGY

*Confidential Treatment Requested

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	GRANT OF LICENCE	1

3.	SUB-LICENSING	1

4.	IMPROVEMENTS	2

5.	RIGHTS RE NON-COMMERCIAL USE	2

6.	FILING AND MAINTENANCE	2

7.	INFRINGEMENT	2

8.	PUBLICATION	3

9.	CONFIDENTIALITY	3

10.	ROYALTIES & MILESTONES	4

11.	COMMERCIALLY REASONABLE ENDEAVOURS	5

12.	ROYALTY REPORTS AND AUDIT	6

13.	DURATION AND TERMINATION	6

14.	LIABILITY	8

15.	GENERAL	9

SCHEDULE 1 - DEFINITIONS		11

SCHEDULE 2 - INVENTIONS		14

SCHEDULE 3 - DEED OF COVENANT		15

*Confidential Treatment Requested

THIS AGREEMENT is made on                2016 (the “Effective Date “)

BETWEEN:

(1)	THE UNIVERSITY OF BRISTOL, Senate House, Tyndall Avenue, Bristol, BS8 1TH, England (the “Licensor”); and

(2)	ACHIEVE LIFE SCIENCE INC., a company incorporated in the State of Delaware whose principal place of business is at Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware 19801, USA (the “Licensee”).

BACKGROUND:

The Licensor wishes to license the Licensed Technology, and the Licensee wishes to acquire a licence to the Licensed Technology, on the terms of this agreement.

AGREEMENT:

1.	INTERPRETATION

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	GRANT OF LICENCE

2.1	In consideration of the payments required to be made under this agreement by the Licensee, the Licensor grants to the Licensee an exclusive licence in the Territory in the Field in respect of the Licensed Intellectual Property Rights to research, develop, make, have made, use and have used and Market Licensed Products on and subject to the terms and conditions of this agreement.

2.2	In consideration of the payments required to be made under this agreement by the Licensee, the Licensor grants to the Licensee a non-exclusive licence in the Territory in the Field in respect of the Licensed Know-How to research, develop, make, have made, use and have used and Market Licensed Products on and subject to the terms and conditions of this agreement.

2.3	The Licensor retains all rights to use and license Licensed Technology outside the Field.

2.4	As soon as is reasonably possible after the Effective Date, and in any event no later than thirty (30) days after the Effective Date, the Licensor will, at the Licensor’s cost, supply the Licensee with the Documents solely as they relate to Licensed Technology within the Field.

2.5	In consideration for the supply by the Licensee to the Licensor on or around the Effective Date of one hundred (100) grams of cytisine the Licensor hereby grants the Licensee an exclusive option to negotiate an exclusive licence in the Option Field; such Option to terminate on […***…] or on the conclusion of a licence to the Licensed Technology in the Option Field, whichever shall be the earlier.

3.	SUB-LICENSING

3.1	The Licensee may grant sub-licences to the licences in clause 2.1 and clause 2.2. provided that:

3.1.1	the Sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to the Licensor under this agreement, except where it is not legally possible to include such obligations in the sub-licence; and

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3.1.2	the Sub-licensee is a company who is not, or whose affiliates are not, in the gambling, pornography, tobacco, arms dealing or drug trafficking industries; and

3.1.3	immediately following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence (redacted to remove the financial terms) to the Licensor.

4.	IMPROVEMENTS

4.1	The Licensed Intellectual Property Rights covered by the Licence in clause 2 includes the Licensor’s Improvements where the Licensor is legally able to include them. The Licensor will communicate in writing to the Licensee within a reasonable time after becoming aware of all Licensor’s Improvements.

4.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in the Licensor’s Improvements belong to the Licensor subject to the Licence.

4.3	The Licensee will communicate in writing to the Licensor within a reasonable time all Licensee’s Improvements.

4.4	The Licensor acknowledges and agrees that all Intellectual Property Rights in the Licensee’s Improvements belong to the Licensee.

5.	RIGHTS RE NON-COMMERCIAL USE

5.1	The Licensor retains the right to use the Licensed Technology for Non-Commercial Use only in the Field. For clarity the Licensor’s right to publish the Licensed Technology or any part of it shall be subject to clause 8 below.

6.	FILING AND MAINTENANCE

6.1	The Licensee will, in consultation with the Licensor and at the Licensee’s cost, file, prosecute, use all reasonable endeavours to maintain, and renew the Applications throughout the duration of this agreement provided that the Licensee shall obtain the Licensor’s prior written consent prior to amending the breadth of claims within or geographical coverage of an Application.

6.2	Before permitting any Application to lapse, the Licensee shall provide to the Licensor no less than two (2) months notice of its intention to do so and permit the Licensor, should it so desire, to take over the prosecution or maintenance of that Application. If the Licensee provides the Licensor with less than the two (2) months notice, the Licensee shall be required to renew the relevant Application or otherwise ensure that it does not lapse or is restored.

7.	INFRINGEMENT

7.1	Each party will notify the other in writing of any misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

7.2	The Licensee has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of any rights included in the Licensed Technology in the Field.

7.3	If the Licensee takes legal action under clause 7.2, the Licensee will:

7.3.1	indemnify and hold the Licensor harmless against all costs (including reasonable lawyers’ and patent agents’ fees and reasonable out of pocket expenses), claims, demands and liabilities arising out of such activities, including any counterclaims, third party actions and revocation actions in any fora; and

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7.3.2	treat any award of profits or damages (including, without limitation, punitive damages) as Net Sales for the purposes of clause 10, having first for these purposes deducted from the award an amount equal to any legal costs incurred by the Licensee in the action that are not covered by an award of legal costs; and

7.3.3	keep the Licensor regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope of the Licensed Technology.

7.4	If the Licensee has notified the Licensor in writing that it does not intend to take any action in relation to the misappropriation or infringement, or the Licensee has not taken any such action within sixty (60) days of the notification under clause 7.1, the Licensor may take such legal action at its own cost provided it shall not settle any action without first consulting with the Licensee and taking account of the reasonable observations and requests of the Licensee.

8.	PUBLICATION

8.1	If the Licensor desires to make any publication or any part of it (including any presentation to members of the public) relating to the Licensed Technology, the Licensor shall first submit the publication for review by the Licensee.

8.2	The period for review of a proposed publication referred to in clause 8.1 above, shall be thirty (30) days.

8.3	At the request of the Licensee the Licensor shall delay the publication for a period of up to three (3) months from the date of first submission to the Licensee in order to enable the Licensee to take steps to protect its proprietary information and/or Intellectual Property Rights and know how, and the Licensor shall delay publication for such three (3) month period. For the avoidance of doubt, if the Licensor has not been requested by the Licensee to delay publication within thirty (30) days of Licensee’s receipt of the proposed publication then Licensor may publish the proposed publication with no delay.

9.	CONFIDENTIALITY

9.1	Subject to clauses 9.2 and 9.3, (a) each party shall keep confidential the Confidential Information that does not pertain to the Licensed Technology disclosed to it by the other party and not use such other than for the purposes of this agreement; and (b) each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information pertaining to the Licensed Technology and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the rights granted hereunder and the terms and objectives of this agreement. For clarity, nothing in this clause 9 shall act to hinder or prevent the Licensee from enjoying the full benefit of the rights granted to it under this agreement and, without limiting the generality of the foregoing, to undertake any and all activities contemplated in the Licence granted to it.

9.2	The Licensor shall not disclose any information relating to the Licensed Technology to any person apart from the Licensee or any of its Sub-licensees and its Affiliates. For clarity, nothing in this clause 9 shall act to hinder or prevent Licensor from publishing information relating to the Licensed Technology in accordance with Clause 8.

9.3	The Licensee may disclose to Sub-licensees of the Licensed Technology such of the Confidential Information pertaining to the Licensed Technology which it considers is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such Sub-licensees accept a continuing obligation of confidentiality on the same terms as this clause, before the Licensee makes any disclosure of the Confidential Information pertaining to the Licensed Technology. The Licensee may also disclose the Licensed Technology to the extent

*Confidential Treatment Requested

reasonably required in connection with the conduct of its business including to potential investors, other business associates, professional advisors provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and the Licensee will take action in respect of any breach of such obligations.

9.4	Clause 9.1 will not apply to any Confidential Information which:

9.4.1	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party; or

9.4.2	is or becomes publicly known without the fault of the receiving party; or

9.4.3	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party; or

9.4.4	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

9.4.5	the Parties mutually agree in writing may be disclosed; or

9.4.6	the Licensee needs to disclose in the ordinary course of its business to potential partners, investors, bankers and professional advisers provided that the Licensee shall ensure that such disclosees have a continuing obligation of confidentiality either through codes of professional conduct which prohibit disclosure of client confidential information or under terms commensurate with those set forth in this clause.

9.4.7	the receiving party is required to disclose by law including for clarity the rules of the London Stock Exchange or any other relevant stock exchange.

10.	ROYALTIES & MILESTONES

10.1	The Licensee will pay to the Licensor:

10.1.1	An initial licence fee: the sum of […***…] US dollars ($[…***…]) on the earlier to occur of […***…] or […***…];

10.1.2	[…***…] US dollars ($[…***…]) on […***…];

10.1.3	[…***…] US dollars ($[…***…]) on […***…];

10.1.4	[…***…] US dollars ($[…***…]) on […***…];

10.1.5	[…***…] US dollars ($[…***…]) on […***…];

10.1.6	A royalty equal to the Applicable Patent Royalty Rate, on a country by country basis, on all Net Sales of Licensed Products in the Territory provided there is, in the relevant country, at least one (1) Valid Patent Claim covering the composition of matter for or method of production of any active pharmaceutical ingredient used in a Licensed Product;

*Confidential Treatment Requested

10.1.7	A royalty equal to the Applicable Sub-Licensing Royalty Rate, on a country by country basis, on any royalties or sublicensing fees that the Licensee receives from Sub-licensees for sublicensing the Licensed Technology in the Territory provided there is, in the relevant country, at least one (1) Valid Patent Claim covering the composition of matter for or method of production of any active pharmaceutical ingredient used in a Licensed Product. For the purposes of this clause 10.1(g), “royalties and sublicensing fees” shall exclude (i) any milestones payable by the Licensee pursuant to clause 10.1(a) to 10.1(e) and (ii) any sums that are received to fund research and/or development;

10.1.8	Where a Licensed Product is not or ceases to be covered by at least one (1) Valid Patent Claim covering the composition of matter for or method of production of any active pharmaceutical ingredient used in a Licensed Product in any country, the royalty payments under clause 10.1 shall not be, or shall cease to be, (as the case may be) payable in respect of sales of that Licenced Product in that country and, instead, the Licensee shall pay royalties at the Applicable Know-how Royalty Rate or at the Applicable Sub-Licensing Know-How Royalty Rate, as applicable, on all sales of that Licensed Product in that country or royalties or sublicensing fees received for the remainder of the time period ending twenty (20) years from the Effective Date.

10.2	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety.

10.3	For the purposes of calculating any amount payable by the Licensee to the Licensor in a currency other than pounds sterling (or replacement currency), the Licensee shall apply an exchange rate equivalent to the average of the applicable closing mid rates quoted by the Financial Times as published in London on the first Business Day of each month during the quarter just closed.

10.4	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply the Licensor with a Certificate of Tax Deduction at the time of payment to the Licensor.

10.5	In the event that full payment of any amount due from the Licensee to the Licensor under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of […***…] per cent ([…***…]%) over the base rate for the time being of the Bank of England from the date when payment was due until the date of actual payment.

10.6	The Applicable Patent Royalty Rate and Applicable Know-how Royalty Rate for any and all applications shall not be subject to any form of reduction should the Licensee combine the Licensed Product with any third party products or technologies.

10.7	The Applicable Patent Royalty Rate and Applicable Know-how Royalty Rate for any and all Applications shall not be subject to any form of reduction should the Licensee need to pay for the right to use intellectual property owned by third parties in order to sell Licensed Products.

11.	COMMERCIALLY REASONABLE ENDEAVOURS

11.1	The Licensee will use Commercially Reasonable Endeavours to develop, exploit and Market a Licensed Product in the Major Markets.

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12.	ROYALTY REPORTS AND AUDIT

12.1	The Licensee will provide the Licensor with a report every six (6) months detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

12.2	For the three (3) years following the Effective Date, the Parties will meet every 6 months to discuss the report provided under clause 12.1 above and determine future plans where collaboration would be beneficial to progress the Licenced Technology. Licensor shall be represented for this purpose by Prof Tim Gallagher and Sue Sundstrom or such other staff members as shall be notified to Licensee from time to time and Licensee shall be represented by its Chief Executive Officer (CEO) and Chief Scientific Officer (CSO) or such other staff members as shall be notified to Licensor from time to time.

12.3	The Licensee will provide the Licensor with a royalty report within thirty (30) days after the close of each six (6) month period of the Licence Year for each Licensed Product Marketed by the Licensee and its Sub-licensees. Each royalty report will:

12.3.1	set out the Net Sales of each Licensed Product Marketed by the Licensee;

12.3.2	set out the quantity of Licensed Products Marketed by the Sub-Licensee to which the Applicable Sub-Licensing Royalty Rate or Applicable Sub-Licensing Know-how Royalty Rate applies;

12.3.3	provide a calculation of the royalties and payments declared pursuant to sub-clause (a) and (b); and

12.3.4	set out details of any deductions made under clause 10.4.

12.4	The Licensee will pay the Licensor the royalties due in respect of the 6 month period of the Licence Year just closed at the same time as the Licensee delivers the royalty report without making any deduction, withholding or set-off save as expressly permitted under this agreement.

12.5	The Licensee will keep complete and accurate accounts of all Licensed Products used and Marketed by the Licensee and Sub-licensees in each Licence Year for at least six (6) years. The Licensor may, through an independent certified accountant, audit all such accounts on at least thirty (30) days’ written notice no more than once each Licence Year for the purpose of determining the accuracy of the royalty reports and payments. If on any such audit a shortfall in payments of greater than five percent (5%) is discovered in respect of the audit period, the Licensee shall pay the Licensor’s audit costs in addition to any shortfall due.

13.	DURATION AND TERMINATION

13.1	This agreement will take effect on the Effective Date. Subject to the possibility of earlier termination under the following provisions of this clause 13, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force for the longer of twenty (20) years from the Effective Date or the last to expire of the Valid Patent Claims anywhere in the world. Upon expiry of this agreement at the end of its term, but not earlier termination, the Licensee shall be granted a non-exclusive royalty-free and fully paid-up perpetual and irrevocable licence to use and exploit the Licensed Know-how at the Licensee’s sole risk and to the maximum extent permitted by law without any warranties or representations by the Licensor.

13.2	If either party commits a material breach of this agreement, and the material breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in material breach to effect such remedy (such period being not less than thirty (30) days), the other party may terminate this agreement by written notice having immediate effect. For clarity, a failure on the part of the Licensee to comply with its obligations under Clause 12 shall be considered a breach capable of remedy.

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13.3	The Licensee may terminate this agreement for any reason at any time after the second anniversary of this agreement on six (6) months’ written notice. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 10 in respect of the period prior to termination.

13.4	Any dispute between the Parties as to whether or not the Licensee is using Commercially Reasonable Endeavours in relation to a Licensed Product in the Major Markets shall be referred for determination by arbitration pursuant to the arbitration rules of CEDR. The arbitration shall be in London by a single arbitrator who shall act as an expert.

13.5	The Licensor may terminate this agreement:

13.5.1	immediately, if the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed over all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts; or

13.5.2	on thirty (30) days’ written notice if the Licensee opposes or challenges the validity of the Applications.

13.6	On early termination of this agreement, for whatever reason:

13.6.1	clause 13.9 shall apply in respect of any sub-licences granted pursuant to clause 3 of this agreement; and

13.6.2	the Licensee shall pay to the Licensor all outstanding royalties and other sums due under this agreement (except where the Licensee terminates pursuant to clause 13.2); and

13.6.3	the Licensee shall provide the Licensor with details of the stocks of Licensed Products held at the point of termination; and

13.6.4	the Licensee must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How which has entered the public domain through no fault of the Licensee or Sub-licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next six (6) months (except where Licensor terminates pursuant to Clause 13.2); and

13.6.5	the Licensee must, at the option of the Licensor and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by the Licensor to the Licensee in writing.

13.7	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 10 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 13.6.

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13.8	Clauses 1, 4, 9, 13, 15 and Schedules 1, 2 and 3 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

13.9	On termination of this agreement:

13.9.1	where the Licensee has terminated under clauses 13.2 or 13.3 or the Licensor has terminated under clause 13.5(b), the Licensee must bring all sub-licences to an end on the same date;

13.9.2	where the Licensor has terminated this agreement under clause 13.2 or 13.5, any sub-licences granted will continue to remain in force as a direct licence from the Licensor provided that the relevant Sub-licensee has entered into a letter of covenant with the Licensor in the form detailed in Schedule 3;

13.9.3	subject to any relevant Sub-licensee entering into a letter of covenant with the Licensor under clause 13.9.2 above, this agreement shall survive but only to the extent reasonably required and solely for the purpose of ensuring that the relevant sub-licences granted by the Licensee shall remain in force in accordance with clause 13.9.2;

13.9.4	subject to clause 13.9.5 below, the Licensee shall continue to comply with its obligations under clause 10;

13.9.5	where the Licensor has terminated this agreement pursuant to clause 13.5(a) or due to the Licensee’s breach of its payment obligations under Clause 10: (a) the Sub-licensee shall pay all sums due and payable under the applicable sub-licence to the Licensor and (b) the Licensor shall be entitled to retain such sums as if Clause 10 applied with the necessary modifications and, provided no sums remain outstanding under clause 10, the Licensor shall pay the balance of such sums to the Licensee.

14.	LIABILITY

14.1	The Licensor warrants and represents to the Licensee that, as at the Effective Date: (a) it has the full power, authority and consent to enter into this agreement; (b) to the current knowledge of the Research Commercialisation team, having made enquiry only of the Inventor, it has not granted to any third party any right, option or licence to the Intellectual Property Rights pertaining to the Inventions and (c) it is not in receipt of any written claim that the Licensed Technology infringes the intellectual property rights of any third party.

14.2	To the fullest extent permissible by law, and save as expressly set forth above, the Licensor does not make any warranties of any kind including, without limitation, warranties with respect to:

14.2.1	the quality of the Licensed Technology;

14.2.2	the suitability of the Licensed Technology for any particular use;

14.2.3	whether use of the Licensed Technology will infringe third-party rights; or

14.2.4	whether any Applications will be granted or the validity of any patent that issues in response to the Applications.

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14.3	The Licensee agrees to indemnify the Licensor and hold the Licensor harmless from and against any and all claims, damages and liabilities:

14.3.1	asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its Sub-licensees; and/or

14.3.2	arising directly or indirectly from any breach by the Licensee of this agreement.

14.4	Save in respect of any liability under clause 14.5, the liability of either party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits.

14.5	Nothing in this agreement shall limit or exclude any liability for fraud, wilful misconduct, reckless conduct or fraudulent misrepresentation.

14.6	Notwithstanding any other clause in this agreement, the Licensor shall not be entitled to profit from any grant of any licence to any third party that breaches the exclusive rights granted to the Licensee under clause 2.1 and shall, in the event of such a breach pay to the Licensee, as soon as possible and in any event no later than three (3) weeks after receipt, a sum equal to all consideration paid to the Licensor as part of any agreement, arrangement or understanding entered into in breach of the exclusive rights granted to the Licensee under clause 2.1 and whether or not such consideration is in the form of cash payments. For clarity (i) this clause entitles the Licensee, without prejudice to any other remedies available to it, to demand and be paid in cash the value of any non-cash consideration received by the Licensor under any agreement, arrangement or understanding entered into in breach of the exclusive rights granted to the Licensee under clause 2.1 and (ii) the obligation under this clause is on-going and continues to apply to all consideration payable under any agreement, arrangement or understanding entered into in breach of the exclusive rights granted to the Licensee under clause 2.1.

15.	GENERAL

15.1	Taxes - Where the Licensee has to make a payment to the Licensor under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

15.2	Announcements - Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

15.3	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

15.4	Assignment - The Licensee may not assign any of its rights or obligations under this agreement in whole or in part, except in whole to an Affiliate (and only for so long as it remains an Affiliate) or to a bona fide purchaser of the whole or substantially the whole of the business of the Licensee, without the prior written consent of the Licensor such consent not to be unreasonably withheld, delayed or conditioned. Assignment, for these purposes, includes the acquisition of Control of the Licensee by a third party. If the Licensor assigns its rights in the Licensed Technology to any person it shall do so expressly subject to the Licensee’s rights under this Agreement. Control of the Licensee may not be acquired by any third party that is likely, in the Licensor’s reasonable opinion, to have any detrimental impact on the reputation of the Licensor. For clarity, but without limiting the generality of the foregoing, if Control of the Licensee is acquired by a company who is, or whose Affiliates are, in the gambling, pornography, tobacco, arms dealing or drug trafficking industries the Licensor may terminate this agreement.

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15.5	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

15.6	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

15.7	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence and the Licensee has not relied on any other statements or representations in agreeing to enter this contract. Specifically, but without limitation, this agreement does not impose or imply any obligation on the Licensor to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the Licensor and the Licensee.

15.8	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties.

15.9	Rights Of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 no Party not specifically mentioned in this Agreement will be able to enforce the terms of this agreement intended by the parties to be for their benefit.

15.10	Governing Law - This agreement is governed by English Law, and, save as provided in Clause 13.4 the parties irrevocably submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement.

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SCHEDULE 1

DEFINITIONS

Academic and Research Purposes means research (however funded), teaching or other scholarly use which is undertaken for the purposes of education or research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee.

Applicable Know-how Royalty Rate means […***…]%.

Applicable Patent Royalty Rate means […***…]%.

Applicable Sub-Licensing Royalty Rate means […***…]%.

Applicable Sub-Licensing Know-how Royalty Rate means […***…]%%.

Applications means:

1.	any patent applications filed by either Party claiming any of the Inventions;

2.	any patents granted in response to the applications;

3.	any corresponding foreign patents and applications which may be granted to the Licensor in the Territory based on and deriving priority from the applications; and

4.	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the applications.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, including, without limitation:

5.	the Licensed Technology, to the extent that it is not disclosed by the Applications when published; and

6.	the Inventions to the extent that it is not disclosed by the Applications when published;

7.	this agreement.

Commercially Reasonable Endeavours means, with respect to the efforts to be expended by Licensee hereunder, efforts and resources comparable to those used by a biotechnology company of comparable value, business model and resources; in respect of a product proprietary to that company, which product is of similar market potential (taking into account the relevant patent and proprietary position) at a similar stage in its development or product life to any Licensed Product, utilizing sound and reasonable scientific, business, (where relevant) pre-clinical and clinical practice and judgment in order to develop and commercialise such product in a timely manner. Commercially Reasonable Endeavours recognizes and accounts for a staggered approach to multiple potential candidates (meaning focus is placed on a lead candidate and a small number of back up candidates rather than equally across all potential candidates), the uncertainties of drug development, and is evaluated in the context of Territory-wide efforts, recognizing that some development and commercialization activities may or may not be required by this standard for countries other than, for example, the EU and that a reasonable development and commercialization program may stage or stagger activities for different countries over time. Commercially Reasonable Endeavours does not take account of other products marketed by the Licensee but which are not a Licenced Product.

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Control, Controlling and Controlled mean:

8.	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

9.	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Documents has the meaning given in Schedule 2.

Field means as associated with smoking cessation, all human medicinal uses including prophylaxis, treatment, cure or alleviation of symptoms.

Improvement means any development of (a) the Inventions or (b) the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Applications. For clarity, for the purposes of Licensor’s Improvements (as defined below), Improvement shall mean any development, conducted solely by the Inventor or the Inventor’s group (or a subset of them) and shall not mean any other Improvement conducted by the Licensor.

Intellectual Property Rights means patents or patent applications, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventions means the inventions described in Schedule 2.

Inventor means the inventor or inventors named in the Applications and identified in Schedule 2.

Licence means the licence granted by the Licensor to the Licensee under clauses 2.1 and 2.2.

Licensed Intellectual Property Rights means the Applications and (to the extent they constitute Intellectual Property Rights) the Licensor’s Improvements.

Licensed Know-how means all unpublished confidential information relating to (a) the Inventions and (b) the Applications that has been communicated to the Licensee by the Licensor in writing before the Effective Date or is communicated to the Licensee by the Licensor under this agreement and is marked as Licenced Know-How within twelve (12) months after the Effective Date and (to the extent they constitute confidential information) the Licensor’s Improvements.

Licensed Product means any product or composition comprised in whole or in part of any active pharmaceutical ingredient that is covered or the production of which is covered by a Valid Patent Claim of one of the granted patents or patent applications in the Licensed Intellectual Property Rights and/or has made use of any Licensed Know-How or Licensed Intellectual Property Rights in its development.

Licensed Technology means the Licensed Intellectual Property Rights and the Licensed Know-How.

Licensee’s Improvements means any Improvements made by the Licensee and the Intellectual Property Rights pertaining to them.

Licence Year means each twelve (12) month period beginning on the Effective Date and each anniversary of the Effective Date.

Licensor’s Improvements means any Improvements made prior to the third anniversary of the Effective Date solely by the Inventor or the Inventor’s group (or a subset of them) within the Field, and the Intellectual Property Rights pertaining to them of which the Licensor has been made aware and is legally able to licence.

*Confidential Treatment Requested

Market and Marketed mean, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Major Market means the United States, Japan, France, Germany, UK or Italy.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee or its Affiliates, less:

10.	trade, quantity or cash discounts actually given; and

11.	outbound carriage and packaging expenses actually paid; and

12.	customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes);

provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred. Sales between the Licensee and its Affiliates shall not be considered for the purposes of this definition unless there is no subsequent sale to a person who is not the Licensee or its Affiliate in an arm’s length transaction exclusively for money.

Non-Commercial Use means Academic and Research Purposes and specifically excludes the right to commercially or clinically develop or exploit the Licensed Technology.

Option Field means all human medicinal uses including prophylaxis, treatment, cure or alleviation of symptoms not associated with smoking cessation.

Sub-licensee unless the context requires otherwise includes all indirect sub-licensees under this agreement.

Territory means worldwide.

Valid Patent Claim means either (a) a claim of an issued and unexpired patent included within the Licensed Technology, which has not been held permanently revoked, unenforceable by a decision of a court of other governmental agency of competent jurisdiction, un-appealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Technology, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of such application.

*Confidential Treatment Requested

SCHEDULE 2

INVENTIONS

Applications:

Inventions:	(i) [...***... ]; ii) [...***... ]

Inventor:	Tim Gallagher

Documents (clause 2.2): copies of all laboratory notebooks, laboratory records and any and all data and information pertaining to the Inventions and the experiments that gave rise to or provide the justification for the Inventions, solely as they relate to the Licenced Technology in the Field

*Confidential Treatment Requested

SCHEDULE 3

DEED OF COVENANT

[Insert address of UoB]

Date: [insert date]

Dear Sirs

Sub-Licence between [insert details of Licensee] and [insert details of Sub-Licensee] dated [insert date] (the “Sub-Licence”)

Notwithstanding the termination of the head licence through which we have been granted a sub-licence from [insert details of Licensee] to use [insert details of licensed technology] (the “Licensed Technology”), we hereby covenant to the University of Bristol (“UoB”), in exchange for the continued right to use the Licensed Technology:

1.	to continue to meet all of our obligations and liabilities under the Sub-Licence;

2.	[to pay to UoB directly rather than [insert details of Licensee] all sums due under, and in accordance with, the Sub-Licence].[1]

3.	to provide UoB with a royalty report as required under the Sub-Licence and in any event within thirty (30) days after the close of each six month period commencing on 17 January and 17 July setting out the total gross selling price of each product licensed under the Sub-Licence, the quantity or total number of units of each product licensed under the Sub-Licence sold by the Licensee and a calculation of the royalties due under the Sub-Licence; and

4.	Grant UoB the right through an independent certified accountant appointed by UoB (“the Auditor”), to audit all accounts on at least thirty (30) days’ written notice no more than once each calendar year for the purpose of determining the accuracy of the royalty reports and payments. The Auditor shall be:

4.1	permitted to enter our principal place of business upon reasonable notice to inspect such records and accounts;

4.2	entitled to take copies of or extracts from such records and accounts;

4.3	given all other information by us as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

4.4	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any royalty statements provided to UoB.

If on any such audit a shortfall in payments of greater than five percent (5%) is discovered by the Auditor in respect of the audit period, we shall pay UoB’s audit costs.

[1]	This wording should be included only in instances where the head licence has been terminated pursuant to clause 13.9.5 or for breach of payment obligations under clause 10 of the agreement.

*Confidential Treatment Requested

SIGNED AS A DEED by

[Insert details of Sub-Licensee] in the presence of:-

Signature of Witness:

Name of Witness:

Address:

*Confidential Treatment Requested

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of THE UNIVERSITY OF BRISTOL:	SIGNED for and on behalf of ACHIEVE LIFE SCIENCE INC

Name: Dr. Neil Bradshaw	Name: Richard Stewart

Position: Director of Enterprise	Position: Director

Signature: /s/ Dr. Neil Bradshaw	Signature: /s/ Richard Stewart

Date: July 13, 2016	Date: July 13, 2016

*Confidential Treatment Requested